EXHIBIT 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE

This   Confidential   Separation   Agreement   and   Release   (hereinafter   referred   to   as   the “Agreement”) is made and entered into as of August  30, 2024 (“Effective Date”) by and between T. Mitchell Parnell (hereinafter referred to as “Parnell”) and Valmont Industries, Inc. together with its subsidiaries and affiliates (collectively, “Valmont” or the “Company”). The Company and Parnell are collectively referred to herein as the “Parties.”

WHEREAS, Parnell is currently employed by the Company as the Company’s Executive

Vice President and Chief Human Resource Officer;

WHEREAS, Parnell has communicated his intent to retire, after leading Valmont’s

Human Resources since 2019, from his employment with Valmont;

WHEREAS, Parnell and the Company have mutually agreed to Parnell’s employment separation as of January 3, 2025, and wish to ensure the orderly transition of Parnell’s duties and responsibilities in connection with his separation; and

WHEREAS, Parnell and the Company have voluntarily entered into this Agreement, which sets forth their complete understanding regarding Parnell’s transition and separation from employment with the Company.

NOW, THEREFORE, in consideration of the mutual promises, benefits and covenants herein contained, the Company and Parnell hereby agree as follows:

1.         Parnell’s Transition and Separation Date:

a.         Parnell’s last day of employment with the Company will be January 3, 2025 (the “Separation Date”). As of  the  Effective  Date, Parnell will no longer  be  the  Company’s Executive Vice President and Chief Human Resource Officer and will resign from every other committee, office, directorship or other position held with the Company or any of its affiliates, except remaining as an employee of the Company subject to the terms of this Agreement. Parnell shall execute resignation letters or other documents reasonably requested by the Company to memorialize the foregoing. From the Effective Date through the Separation Date (inclusive of such dates, the “Transition Period”), Parnell will remain an employee of the Company in an advisory position. Parnell will be required to provide consulting and other transition services to the Company as reasonably requested by Jen Paisley and Avner Applbaum (the “Transition Services”). Any Transition Services requested by the Company shall be conducted in a professional manner and in accordance with the Company’s Code of Business Conduct. Parnell will not accept other employment or engage in any business activity during the Transition Period. It is expressly acknowledged and agreed that during the Transition Period, Parnell shall continue to be an employee at will, whose employment may be terminated by either party at any time and for any reason, or without stated reason, subject to the remaining provisions of this Agreement.

b.         If, during the Transition Period, (i) the Company accelerates Parnell’s Separation Date based on its good faith determination that Parnell has (x) failed to perform his obligations as an employee hereunder, or (y) materially breached this Agreement or the Company’s Code of

Business Conduct or (z) accepted employment or otherwise engaged in any business activities that conflicts with Parnell’s obligations during the Transition Period or is in direct competition the Company, or if (ii) Parnell resigns his employment or the Company prior to the Separation Date, Parnell will forfeit the compensation and benefits provided under Section 2(a) for the remainder of the Transition Period, as  well  as the right  to receive the Separation Benefits provided under Section 2(b).

2.         Compensation During Transition Period and Separation Benefits:

a.         Transition Period Compensation and Benefits. Provided that Parnell timely executes and does not revoke this Agreement and subject to Section 1(b) and compliance with Section 5, during the Transition Period, Parnell will continue to: (i) receive his base salary as in effect on the Effective Date ($508,000.22), subject to the Company’s payroll cycle; (ii) be eligible to participate in all health and welfare benefit plans in which Parnell is enrolled as of the Effective Date; and (iii) vest and settle in all equity awards granted to Parnell by the Company that are scheduled to vest during the Transition Period (consisting of the vesting of previously awarded (A) 163 restricted stock units on December 13, 2024, (B) 130 restricted stock units on December 12, 2024, (C) 227 restricted stock units on December 11, 2024, (D) 603 stock options at exercise price of December $252.89 per share on December 13, 2024, (E) 475 stock options at exercise price of $332.63 per share on December 12, 2024 and (F) 879 stock options at exercise price of $223.02 per share on December 11, 2024). Except as otherwise provided herein, all other Company-sponsored benefits will cease as of the Effective Date. Subject to the limitations of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), during the Transition Period, Parnell shall not be eligible to contribute to the Company’s nonqualified deferred compensation plan and shall not be eligible for any new equity grants or awards. Parnell’s final paycheck will include all unpaid wages up to and including Parnell’s actual Separation Date. The payment of any accrued or unused paid time-off benefits will be subject to Company  policy.  Parnell’s  enrollment  in  Company  provided  health  benefits  as  an  active employee will terminate as of the Separation Date. Thereafter, Parnell may elect to continue coverage that is in force as of the Separation Date under the Valmont group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

b.         Separation Compensation and Benefits. Provided that Parnell timely executes and does not revoke this Agreement and the Second Release attached to this Agreement and subject to Parnell’s continued compliance with the terms of this Agreement, upon the Separation Date, Parnell shall be eligible to receive as additional separation consideration, certain cash and equity, less  deductions  required by  law  to be withheld (collectively,  the “Separation  Benefits”) as follows:

i.

cash separation payment equal to 20 weeks of base salary of $195,384.70 plus 1 week for each year of service (7 weeks) of $ 68,384.65 (together such number  of  months, the  “Severance  Period”), for a  total cash separation payment equal to 27 weeks of $263,769.35, paid in a lump sum on the first regular payroll date after the Separation Date following Parnell’s execution and delivery to the Company, and non-revocation, of the attached Second Release;

ii.

any bonus payable pursuant to the Company’s 2024 Short Term Incentive Plan using Parnell’s target annual incentive as of the Effective Date, paid no later than March 15, 2025, as Parnell’s earned annual incentive opportunity as determined by the level of achievement of the Company’s performance goals on the same basis as similarly situated executive-level participants in such plan;

iii.

any bonus payable pursuant to the Company’s 2022-2024 Long Term Incentive Plan based on Parnell’s target long-term incentive as of the Effective Date, paid no later than March 15, 2025, as Parnell’s incentive opportunity as determined by the level of achievement of the Company’s performance goals on the same basis as similarly situated executive-level participants in such plan;

iv.      A pro-rata portion (24 out of 36 months) of any bonus payable pursuant to the Company’s 2023-2025 Long Term Incentive Plan based on Parnell’s target long-term incentive as of the Effective Date, paid no later than March 15, 2025, as Parnell’s incentive opportunity as determined by the good faith projected level of achievement of the Company’s performance goals determined as of December 2024;

v.

A pro-rata portion (12 out of 36 months) any bonus payable pursuant to the Company’s 2024-2026 Long Term Incentive Plan based on Parnell’s target long-term incentive as of the Effective Date, paid no later than March 15, 2025, as Parnell’s incentive opportunity as determined by the good faith projected level of achievement of the Company’s performance goals determined as of December 2024; and

vi.      A pro-rata portion (50%) of the 2024 - 2025 special performance incentive paid in a lump sum on the first regular payroll date after the Separation Date following Parnell’s execution and delivery to the Company, and non- revocation, of the attached Second Release; and,

vii.      A payment equal to twelve months of Parnell’s 2024 medical, dental and vision insurance election as in effect on the Effective Date, paid at the COBRA premium rates, not to exceed $25,000, less deductions required by law to be withheld. This payment shall be taxable and included as part of Parnell’s total taxable severance payment and paid in a lump sum on the first regular payroll date after the Separation Date following Parnell’s execution and delivery to the  Company, and non-revocation, of the attached Second Release. Parnell will be  responsible  for  the  timely election of COBRA.

All performance awards, restricted stock unit awards, performance-based stock unit awards and stock options not described in this Section 2 are forfeited as of the Effective Date. Parnell shall have 90 days following the Separation Date to exercise options outstanding as of the Separation Date. All options not exercised by Parnell shall be forfeited. All payments required to be made by the Company under this Agreement to Parnell shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

3.         Confidentiality:

a.         Parnell acknowledges that during the course of Parnell’s employment with the Company, Parnell has had access to and learned about confidential, secret and proprietary documents, materials and other  information not generally known to the  public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to the Company (including the Released Parties, as defined below) or any of its affiliates or its predecessors, which includes but is not limited to: trade secrets (as defined by the laws of the State of Nebraska), any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret; inventions or discoveries (whether patented or unpatented); business records; computer software and applications (including source code or object code); methodologies; business and manufacturing processes and methods; supply chain resources, technical data; databases; pricing and sales data (including selling techniques); customer or prospective customer lists, and information including financial and business data, customer records and property; information relating to the development or maintenance of customer relationships and goodwill, names of vendors and suppliers (including lists, identities and contact information); business or marketing plans (including strategies, promotions, packaging or merchandizing); and forecasts, financial information, work in progress, and other technical or business information, personnel information (including, but not  limited to information concerning the Company’s payroll, benefits, compensation, salaries, employee hirings and terminations, employee appraisals, employee health medical information and all other information pertaining to the Company employees); strategies, budgets, and long-range strategic plans (including business plans or strategies) (collectively, “Confidential Information”). Parnell further acknowledges that this Confidential Information is a valuable, special and unique asset of the Company and that the Company would be irreparably damaged if the Confidential Information was disclosed and/or utilized by persons or entities other than the Company. Except as otherwise provided herein or required by law, Parnell agrees to maintain all Confidential Information, whether or not in writing, concerning the Company, as confidential and to not disclose or cause the disclosure of the same to anyone or use such Confidential Information in any manner  during or following the  Separation Date. “Confidential Information”  does not include information which has lawfully entered, or after the Effective Date lawfully enters, the public domain without a breach of this Agreement, but only from the date of its public availability.

b.         Parnell understands that an individual shall not be held criminally or civilly liable under any federal or state trade secrets law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating  a suspected  violation  of law.  An  individual  shall  not  be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

c.         Parnell agrees to keep the terms and existence of this Agreement confidential. Parnell further agrees that neither Parnell nor anyone acting on Parnell’s behalf will, either directly or indirectly, at any time subsequent to the execution of this Agreement, disclose or confirm, or cause to be disclosed or confirmed orally or in writing, any of the above information, except that Parnell may disclose this information to Parnell’s spouse, attorney or to Parnell’s accountant, or pursuant to subpoena and/or court order and after notice to the Company is provided. Parnell acknowledges and agrees that this Section 3 is a material element of this Agreement and that violation of the confidentiality and non-disclosure obligations contained in this Section 3 by Parnell will entitle the Company to recover from Parnell all amounts, including legal fees and costs, paid to enforce the confidentiality obligations, as well as injunctive relief. Nothing  in  this  Agreement  is  intended  to,  or shall,  interfere with  Parnell’s  right to provide truthful testimony in any legal proceeding or in communicating with any governmental agency or representative or from making any truthful disclosure required or compelled by law.

4.         General Release:

In consideration of the payments and benefits provided to Parnell pursuant to this Agreement, to which benefits Parnell would not otherwise be entitled, Parnell, and Parnell’s heirs, representatives and assigns, hereby forever RELEASE AND DISCHARGE the Company and its respective its agents, directors, officers, employees, representatives, attorneys, divisions, parent companies, subsidiaries and affiliates (the “Released Parties”) from any and all liability for claims, in law or equity, whether known or unknown or suspected to exist by Parnell, which Parnell has had or may now have against the Company or any such related party arising out of or relating to Parnell’s employment or the termination of such employment. This includes: (1) all claims for compensation, vacation or paid-time-off benefits, commissions, bonuses, awards, and any and all other fringe benefits (except those payments and benefits that have been or will be accrued or earned through the Separation Date as provided for in this Agreement); (2) any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, wrongful or retaliatory discharge, fraud, defamation, negligent or intentional infliction of emotional distress, tortious interference with a contract or prospective business advantage, breach of the implied covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, false imprisonment, nonphysical injury, personal injury or sickness, or any other harm; and (4) all claims Parnell may have against the Released Parties under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of

1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and  Retraining  Notification  (WARN)  Act, the  National Labor Relations Act (NLRA),  the Age Discrimination  in  Employment  Act  (ADEA),  the Older Workers  Benefit Protection Act (OWBPA) the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), Executive Order 11246, Sarbanes-Oxley Act of 2002, including whistle blowing claims under 18 U.S.C. §§1514A and 1513(e), the Nebraska Fair Employment Practices

Act, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be  legally waived and released; however, the  identification of  specific  statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner.

This Release shall not preclude: (a) an action to enforce the specific terms of this Agreement; (b) any claims based on acts or events after this Agreement has become effective; (c) any  unemployment  or workers  compensation benefits to  which Parnell may be entitled; (d) any benefits that have become vested under the Executive Retirement Income Security Act of

1974; or (e) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, or other similar federal, state, or local administrative agencies. However, the  consideration provided to Parnell in this Agreement shall be  the  sole  relief provided to Parnell for the claims released herein and Parnell will not be entitled to recover and agree to waive any monetary benefits or recovery against the Released Parties without regard to who has brought such claim. Parnell further understands and agrees that: (i) Parnell is not prohibited from reporting information to, or participating in any investigation or proceeding conducted by, the Securities and Exchange Commission (“SEC”) or any other federal, state, or local governmental agency or entity and that Parnell need not notify the Company in advance of any such reporting or participation; (ii) Parnell is not precluded from providing truthful testimony in response to a valid subpoena, court order, or regulatory request; and (iii) nothing in this Agreement limits Parnell’s right to receive an award or monetary recovery pursuant to the SEC’s whistleblower program.

5.         Restrictive Covenants:

Parnell acknowledges and agrees that the Company has invested substantial resources in the development and implementation of its business, trade secrets, and Confidential Information, and has established substantial goodwill with respect to the quality of its products and services and its relationships and reputation with its employees, customers, suppliers, and vendors, all of which have been and will continue to be a major benefit to the Company. In recognition of the forgoing, Parnell agrees to the following restrictive covenants, in addition to the ongoing Confidentiality provisions set forth in Section 3, which Parnell acknowledges are fair, reasonable and necessary to protect the Company’s legitimate business interests in its employee, customer, supplier, and vendor relationships and Confidential Information. During the term of this Agreement and for a period of one (1) year from the Separation Date (the “Restricted Period”), Parnell will not on Parnell’s own account or on behalf of any other person or entity, (including without limitation as a proprietor, owner, principal, agent, partner, officer, director, stockholder, employee, manager, member, consultant, advisor, intern, volunteer or otherwise) undertake the following actions:

a.         Solicit business from Key Contacts with whom Parnell did business and had personal contact during his employment with Valmont. For purposes of this Agreement, (x) “solicit business” means any effort to interfere with or attempt to interfere with the relationship between a Key Contact and the Company, any direct or indirect attempt, by any means whatsoever, to encourage, induce, or persuade any Key Contact of the Company to alter, modify, discontinue, or terminate their business relationship or contractual agreements with the

Company. This includes, but is not limited to, the following actions: (i) contacting, communicating with, or responding to inquiries from any Key Contacts with the intent or effect of diverting business away from the Company; (ii) offering, providing, or proposing to offer or provide, services or products that are similar to or competitive with those offered by the Company; and (iii) encouraging or advising any Key Contact to reduce or cease their business with the Company, or to transfer their business to another entity, individual, or organization; and (y) “Key Contacts” means any customer, client, supplier, consultant, contractor or any other person, company, organization or entity that currently conducts, or within the one (1) year period prior to the Effective Date has conducted, business with Valmont and with whom Parnell had personal contact; and

b.         Hire, engage, employ, recruit, solicit, take away, or induce or attempt to hire, engage, employ, solicit or take away (either on Parnell’s behalf or on behalf of any other person or entity) any person who Parnell knows, or reasonably should know, is then an employee of the Company or who was an employee of the Company at any time during the one (1) year period prior to the Effective Date. This non-solicitation provision explicitly covers all forms of oral, written or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, text message, and any social media platform, whether or  not in existence at the  time  of entering into this Agreement; provided, however, the restrictions in this Section 5(b) shall not apply to any individual whose employment was previously terminated by the Company; and, provided, further, the foregoing shall not apply to any general solicitation conducted through the use of advertisements in the media, through the use of search firms or other routine recruiting activities, provided that such searches are not specifically targeted at employees of the Company.

6.         Non-Disparagement:

During the Transition Period and at all times following the Separation Date, Parnell agrees to refrain from engaging in any conduct or making disparaging comments or statements, the purpose or effect of which is to harm the reputation, goodwill, or commercial interests of the Company, including its affiliates, its officers, directors, owners, agents or current or former employees, or its products or services, to any third party, including, but not limited to, any media outlet, any forms of social media or other method, industry group, financial institution, or current or former employee, consultant, or customer of the Company.

7.         Post- Employment Cooperation:

Parnell agrees to provide reasonable assistance and cooperation to the Company and its representatives (without the payment of further consideration) with respect to third-party proceedings (including any pending or future investigation, lawsuit or claim) concerning any matter of which Parnell is knowledgeable. Parnell agrees to be available, (without the payment of further consideration) upon the Company’s request, to discuss matters and to respond to reasonable requests from the Company to locate information that Parnell may have relating to the Company’s business operations after the Separation Date.

8. Company Information and Property:

Within three (3) days following the Separation Date, Parnell agrees to promptly return all items, supplies, uniforms, tools, equipment, files, books, keys, security badges, keys, records, computer passwords,  lists,  electronic information,  and  written  or printed  materials,  whether furnished by the Company or prepared by Parnell in connection with Parnell’s employment. Parnell shall not make or retain copies of such materials.

9. Miscellaneous:

a.         This Agreement shall be governed and construed in accordance with the substantive laws of the State of Nebraska;

b.         Parnell is encouraged to discuss this Agreement with an attorney before signing and have his attorney review this Agreement;

c.         Parnell understands and agrees that his employment with the Company shall end as of the Separation Date and as such, Parnell waives and relinquishes any claim for reinstatement, rehire, or future consideration for employment with the Company and shall not reapply for any position at the Company or its affiliates. The Parties acknowledge and agree that this Agreement does not preclude or otherwise limit any future written consulting arrangement(s) as may be mutually agreed to by the Parties.

d.         Parnell understands that the Company would not have provided him the Separation Benefits but-for Parnell’s representations and promises that he is making by signing this Agreement;

e.         Parnell acknowledges and agrees he has not suffered any job-related wrongs or injuries for which he might still be entitled to compensation, and he has fully and properly reported all hours worked and been paid all wages, compensation and benefits that he was entitled to up to and including the date this Agreement is signed by him;

f.         In the event of any breach of this Agreement by Parnell, including but not limited to Parnell’s obligations under Section 3, Section 5, Section 6, Section 7 and Section 8, the Company shall have the right to declare this Agreement null and void from the beginning and shall be relieved of any further obligations hereunder, including the obligation to pay the compensation and benefits provided under Section 2(a) during the Transition Period, as well as the Separation Benefits provided under Section 2(b). In such event, Parnell shall fully reimburse the Company for any and all amounts paid to Parnell under the terms of this Agreement and Parnell shall forfeit all future payments and other benefits provided under this Agreement; and

g.         Should any part, term, condition or provision of this Agreement be found by any court to be void, the rest of the Agreement shall remain valid and enforceable. However, if the General Release provisions set forth in Section 4 of this Agreement are found to be void or unenforceable, the entire Agreement shall be voided and all payments and benefits shall be repaid. This Section shall not apply to claims under the Age Discrimination in Employment Act;

h.         This Agreement may not be amended or modified in any manner, except by an instrument in writing authorized by Parnell and a duly authorized officer on behalf of the Company; and

i.         Parnell agrees that nothing in this Agreement shall relieve  Parnell of  his obligations under the Company’s clawback policies for employees similarly situated in his prior position, and the compensation, benefits and vesting of equity provided under Section 2(a) for the Transition Period, as well as the Separation Benefits provided for herein shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any such clawback or similar policy adopted by the Board of Directors or Human Resources Committee as in effect from time to time and (ii) applicable law.

10. Review Period:

Parnell may take up to twenty-one (21) days after receipt of this Agreement to review and sign this Agreement. No changes to the Agreement will restart the running of the 21-day period. Parnell is free to sign this Agreement at any time after receiving it, without using the entire review  period. Parnell is encouraged, during the  review  period and before  signing the Agreement, to consult with an attorney as to this Agreement’s meaning and implications.

11. Code Section 409A:

This Agreement is intended to be exempt from the requirements of Section 409A(a)(2), (3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly. Notwithstanding any other provision with respect to the timing of payments under this Agreement, to the extent necessary to comply with the requirements of Section 409A, any payments to which Parnell may become entitled under this Agreement which are  subject to Section 409A  (and not otherwise  exempt from its application) and would otherwise have been paid prior to the six-month anniversary of the date of termination will be withheld until the first business day after the six-month anniversary of the date of termination,  at which  time Parnell  shall  be paid  the aggregate amount  of all  such payments in a lump sum. Any reimbursement by the Company during any taxable year of Parnell will not affect any reimbursement by the Company in another taxable year of Parnell. Any right to reimbursement is not subject to liquidation or exchange for another benefit. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of deferred compensation under this Agreement shall be treated as a separate payment of deferred compensation. To the extent that the right to any payment provides for the deferral of compensation within the meaning of Section 409A, references to Parnell’s “termination” or “resignation” of employment will be construed to mean Parnell’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i).

12. Execution in Counterparts:

This Agreement may be executed in multiple counterparts, which may be conveyed to the Parties by electronic means, each of which shall be deemed an original, and all of which shall constitute one Agreement.

13. Merger Clause:

This Agreement contains the  entire  and only agreement between the  Company and Parnell  regarding  the subject  matter of this  Agreement and  supersedes  and  invalidates  any previous agreements or understandings between Parnell and the Company with respect to the subject matter addressed herein. Any oral or written promises or assurances related to the subject matter of this Agreement that are not contained in this Agreement are waived, abandoned and withdrawn, and are without legal effect.

14. Execution and Revocation Period:

If  Parnell chooses to accept the  terms of  this Agreement, Parnell must sign this Agreement and deliver one original of the Agreement to Mitch Parnell within the timeframe stated in Section 10. Parnell must also sign and deliver one original of the Second Release attached to this Agreement within three (3) days after the Separation Date. Parnell understands that he may revoke this Agreement and the Second Release within seven (7) days following Parnell's execution of each. This Agreement and the Company’s obligation to provide the Separation Benefits shall not become effective or enforceable against the Company until the eighth (8th) day after Parnell’s execution and delivery to the Company of the attached Second Release, provided that Parnell has also signed and delivered the Agreement and has not revoked either one. Any revocation must be delivered, in writing, to the Company as provided herein, within seven (7) days after execution. If the Agreement and Second Release are not signed and returned by such dates, the offer and payments and benefits presented in this Agreement shall be deemed revoked. If Parnell revokes this Agreement or the Second Release after signing, Parnell shall be obligated to fully reimburse the Company for any and all portions of the compensation, benefits and vesting of equity provided under Section 2(a) for the Transition Period, as well as the Separation Benefits received pursuant to Paragraph 2(b) of this Agreement.

15. Notice:

All notices and other communications under this Agreement must be in writing and will be deemed duly given (x) on the date of transmission, if delivered by confirmed facsimile or electronic mail, or (y) if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid or by overnight courier, and addressed to the intended recipient at the addresses below.

Notices sent to the Company should be directed to: Andy Massey, 15000 Valmont Plaza, Omaha, NE 68154

Notices sent to Parnell should be directed to Parnell at the address on the records of the

Company, with a copy (that does not constitute notice) to:

T. Mitchell Parnell

16. Acknowledgement:

Parnell represents and certifies: that Parnell has carefully read and fully understand all of the provisions and effects of this Agreement, and Parnell has been given the opportunity to thoroughly discuss all aspects of it with Parnell’s personal attorney; that Parnell is voluntarily entering into this Agreement; and that neither the Company nor its agents, representatives or attorneys, make any representations concerning the terms or effects of this Agreement other than those contained herein.

[Remainder of Page Left Intentionally Blank – Signature Page Follows]

IN WITNESS WHEREOF, intending to be legally bound hereby, Parnell and the Company have executed the foregoing Confidential Separation Agreement and Release.

EXECUTIVE	VALMONT INDUSTRIES, INC.

/s/ T. Mitchell Parnell	By: /s/ Jennifer Paisley
T. Mitchell Parnell
Title: SVP, Human Resources

Date: August 30, 2024	Date: August 30, 2024